Exhibit 99.1

Titan Initiates Phase III Development Program for

Probuphine(R) in the Treatment of Opioid Dependence

Wednesday October 25, 8:00 am ET

SOUTH SAN FRANCISCO, Calif.—(BUSINESS WIRE)—Titan Pharmaceuticals, Inc. (AMEX: TTP - News) today announced the initiation of a randomized, double-blind, placebo-controlled, multi-center Phase III clinical study of Probuphine in the treatment of opioid dependence. The 150 patient study will evaluate the safety and effectiveness of treatment with Probuphine versus placebo in reducing opioid dependence over 24 weeks of treatment. This study is part of a registration directed program intended to obtain marketing approval of Probuphine for the treatment of opioid addiction in Europe and the U.S. The Phase III program includes additional clinical studies scheduled to begin in the first half of next year.

Probuphine is designed to provide continuous, long-term therapeutic levels of the drug buprenorphine, an approved agent for the treatment of opioid dependence. The Company believes that Probuphine has the potential to reduce limitations currently associated with daily oral buprenorphine therapy, including poor compliance, variable blood levels, morning withdrawal symptoms before each daily dose, and misdirection of drug.

In a previous pilot study, 12 opioid dependent patients were successfully switched from their daily oral doses of buprenorphine to Probuphine, with maintenance of therapeutic benefit, including absence of significant withdrawal or craving.

“Opioid dependence is a major health and social issue,” stated Dr. Eric Strain, Professor, Johns Hopkins University School of Medicine Department of Psychiatry and Behavioral Sciences, “and is a chronic medical condition that requires long-term treatment. Probuphine offers the potential to provide an additional, valuable therapy for this condition.”

The World Health Organization estimates that 2.8 million individuals in the U.S. and Europe are addicted to illicit opiates such as heroin, and more than 2.0 million individuals in the U.S. alone are addicted to prescription opioid medications. It is estimated that less than twenty percent of this population are currently receiving pharmacological treatment.

“We are pleased to initiate this Phase III clinical study of Probuphine in the treatment of opioid dependence,” stated Dr. Louis R. Bucalo, Chairman, President and CEO of Titan.

In conjunction with the launch of its Phase III program with Probuphine, the Company has determined to focus its resources on the Phase III development of Probuphine, and will immediately discontinue further enrollment in its Phase II study of DITPA in congestive heart failure (CHF). The study will be discontinued, and the Company will subsequently analyze data collected to date.

In addition to Titan’s discontinuation of its Phase II clinical study in CHF, the Department of Veteran’s Affairs will discontinue its Cooperative Studies Program Phase II study in CHF patients.

The Company will continue to pursue strategies to maximize available resources for aggressively pursuing advancement of the Probuphine Phase III development program.

About Titan Pharmaceuticals

Titan Pharmaceuticals, Inc. (AMEX: TTP - News) is a biopharmaceutical company focused on the development and commercialization of novel treatments for central nervous system disorders, cardiovascular disease, bone disease and other disorders. Titan’s products in development utilize novel technologies that have the potential to significantly improve the treatment of these diseases. Titan also establishes partnerships with government institutions and other leading pharmaceutical development companies. For more information, please visit the Company’s website at www.titanpharm.com.

The press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the Company’s development program and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company’s drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the Company’s drug candidates that could slow or prevent product development or commercialization, the uncertainty of patent protection for the Company’s intellectual property or trade secrets and the Company’s ability to obtain additional financing if necessary. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release.

Contact:

Titan Pharmaceuticals, Inc.

Robert Farrell, 650-244-4990

Executive Vice President & CFO

or

Media/Investors:

The Trout Group

Jonathan Fassberg, 212-477-9077

Source: Titan Pharmaceuticals, Inc.